Exhibit 99.1

Coldwater Creek Announces Participation in

The 14th Annual ICR XChange Conference and Updates Fourth Quarter Fiscal 2011 Outlook

Sandpoint, Idaho, January 10, 2012 — Coldwater Creek Inc. (NASDAQ: CWTR) announced today that the Company will be presenting at The 14th Annual ICR XChange Conference held at The Fontainebleau Miami Beach in Miami Beach, Florida, on Thursday, January 12, 2012 at 10:15 a.m. Eastern Standard Time. Jill Dean, President and Chief Merchandising Officer, and Jim Bell, Senior Vice President and Chief Financial Officer, will host the presentation.

The audio portion of the presentation will be webcast live on the Investor Relations section of the Company’s Web site at http://www.coldwatercreek.com.

Separately, the Company announced that comparable premium store sales declined approximately 9% for the 9-week period from October 30, 2011 to December 31, 2011, as compared to the comparable 9-week period in the prior year, representing a continued improvement in comparable sales trends over both the prior year and the first three quarters of fiscal 2011.  The Company also announced that it now expects to report a loss per share of $0.18-$0.24 for the fourth quarter of fiscal 2011, which compares to its previous guidance of a loss of $0.13-$0.21 per share. This compares to a loss per share of $0.40 in the fourth quarter of fiscal 2010 which included a non-cash charge of $2.9 million, or $0.03 per share, related to certain retail store asset impairments.

Dennis Pence, Chairman and Chief Executive Officer stated, “Despite softer than expected sales later in December, including our post Christmas sale, the comparable sales decline of 9% represents a continuation of the sequential improvement in sales and traffic in the quarter-to-date period versus the 26% decline in comp sales for the first nine-months of the year. We have continued to tightly manage our inventory and expenses and remain on track to realize 200-400 basis points in gross margin improvement for the fiscal 2011 fourth quarter over last year.  Additionally, we expect to end the year with total SG&A expense down $20-$25 million versus the prior year and total inventory down on a percentage basis in the high teens. Looking ahead to 2012, we believe that we have built a solid foundation, both in terms of people and processes that are beginning to generate improvements in our business and are expected to support better long-term operating performance.”

The Company plans to report operating results for the fourth quarter and fiscal 2011 year on March 7, 2012.

About Coldwater Creek

Coldwater Creek is a leading specialty retailer of women’s apparel, gifts, jewelry, and accessories that was founded in 1984 and is headquartered in Sandpoint, Idaho. The company sells its merchandise through premium retail stores across the country, online at coldwatercreek.com and through its catalogs.

Contact:

Lyn Walther

Divisional Vice President, Investor Relations

208-265-7005

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements about the Company’s expected financial results for the fourth quarter ending January 28, 2012 and for fiscal 2011, including statements about expected comparable premium stores sales, net loss per share, gross margin, SG&A expenses and inventory levels. These statements are based on management’s current expectations and are subject to a number of uncertainties, risks and assumptions that may not fully materialize or may prove incorrect. As a result, our actual results may differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

•                  the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which continue to be erratic and are affected by factors beyond our control, such as current macroeconomic conditions, high unemployment, continuing heavy promotional activity in the specialty retail marketplace, and competitive conditions and the possibility that because of lower than expected customer response, or because of competitive pricing pressures, we may be required to sell merchandise at lower than expected margins, or at a loss;

•                  potential inability to attract and retain key personnel;

•                  our new design aesthetic may take longer to implement than expected or may not resonate with our customers;

•                  difficulties in forecasting consumer demand for our merchandise as a result of changing fashion trends and consumer preferences;

•                  due to changing business and economic conditions our sales and earnings expectations may not be realized;

•                  our potential inability to recover the substantial fixed costs of our retail store base due to sluggish sales, which may result in impairment charges, and the inherent difficulty in forecasting any fiscal year end impairments we might have, which involves a highly complex and subjective analysis and will consider information not available to us at this time;

•                  our potential inability to fund our operations substantially with operating cash as a result of either lower sales or higher than anticipated costs, or both, and the possibility that additional financing may not be available to us on acceptable terms or at all;

•                  delays we may encounter in sourcing merchandise from our foreign and domestic vendors, including the possibility our vendors may not extend us credit on acceptable terms, and the potential inability of our vendors to finance production of the goods we order or meet our production needs due to raw material or labor shortages;

•                  our foreign sourcing strategy may not lead to reduction of our sourcing costs or improvement in our margins;

•                  increasing competition from discount retailers and companies that have introduced concepts or products similar to ours;

•                  advertising initiatives, such as our nationwide television campaign, may not be successful in increasing traffic in the near term, or at all;

•                  difficulties encountered in anticipating and managing customer returns and the possibility that customer returns may be greater than expected;

•                  the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs;

•                  unexpected costs or problems associated with our efforts to manage the complexities of our multi-channel business model, including our efforts to maintain our information systems;

•                  our revolving line of credit may not be fully available due to borrowing base and other limitations;

•                  the benefits expected from our merchandising and design initiatives may not be achieved or may take longer to achieve than we expect;

•                  the actual number and timing of store closures depends on a number of factors that cannot be predicted, including among other things the future performance of our individual stores and negotiations with our landlords;

and such other factors as are discussed in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We do not assume any obligation to publicly release any revisions to forward-looking statements to reflect events or changes in our expectations after the date of this release.